Exhibit 10.3

AMENDED AND RESTATED AGREEMENT made as of the 1st day of June, 2001 between Nortek, Inc., (the "Company") and Almon C. Hall, III (the "Employee"),

W I T N E S S E T H:

WHEREAS, the Employee and the Company entered into an agreement dated March 7, 1983 to provide financial inducements beyond the Employee’s normal compensation;

          WHEREAS, the Employee’s services are of substantial value to the Company, and as incentive for him to render continuing services to the Company, the Company wishes to offer him additional financial inducement beyond his normal compensation; and

WHEREAS, the Employee wishes to continue in the employ of the Company;

NOW, THEREFORE, it is mutually agreed that the March 7, 1983 agreement shall be amended and restated to read as follows:

1. Normal Benefits.

          Subject to the terms hereof, the Company will pay to the Employee the sum of $1,833.33 per month for a period of 180 consecutive months (“Normal Benefits”) beginning on the first day of the month coinciding with or next following the later of (a) the Employee’s attainment of age sixty-five or (b) his retirement from the employ of the Company. However, upon the attainment of age sixty-five, his retirement from the employ of the Company and upon the request of the Employee, the Board of Directors or a committee appointed by the Board of Directors (the “Committee”) may consent to (which consent shall not be unreasonably withheld), a lump-sum payout of the present value of the Normal Benefits provided for above. For the purposes of this Agreement, present value should be determined using the 30-year treasury rate for the month of October of the calendar year prior to the calendar year in which the payment is to be made.

2. Early Benefits.

          If at any time after the Employee attains age 60 he is for any reason (including termination of service prior to age 60) no longer in the employ of the Company, he may request that the Company, by approval of the Board of Directors or the Committee, commence the benefits payable to him hereunder on the first day of any month. However, if approval is given and payment begins before he attains age 65, his benefits (“Early Benefits”) will be his Normal Benefits reduced equally over the 180 payments by 15%. The Committee shall not unreasonably withhold approval of a request for Early Benefits.

3. Termination of Service.

          If the Employee’s service with the Company terminates for any reason prior to the earliest of (a) the date on which he attains age 65, (b) the date of his death, (c) the date on which the Company determines that he is totally and permanently disabled or (d) June 1, 2001 (the earliest such date hereinafter referred to as his “Vesting Date”), neither he nor any other person will have any rights, or be entitled to any benefits, under this Agreement, and the Agreement will be terminated. If the Employee’s service with the Company terminates for any reason on or after his Vesting Date but prior to his eligibility for Normal or Early Benefits, he or his beneficiary will nonetheless become entitled to the appropriate benefits provided herein at such time as those benefits would otherwise have been payable.

4. Disability Benefits.

          If the employee becomes totally and permanently disabled prior to the commencement of any benefits hereunder, he will be entitled to receive Normal Benefits beginning on the first day of the month coinciding with or next following the date on which the Board of Directors of the Company determines that he has become so disabled. Such benefits will be in lieu of all other benefits hereunder. If the Employee becomes disabled after commencement of his Normal Benefits or Early Benefits, such Normal or Early Benefits will continue unchanged subject to the other provisions of this Agreement.

5. Death Benefits.

          (a) If the Employee dies prior to commencement of any benefits hereunder, his beneficiary or beneficiaries will be entitled to Normal Benefits beginning as soon as practicable after the Employee’s death. If the Employee dies after commencement of Normal Benefits (including those payable by reason of disability), such Normal Benefits will continue unchanged (and to the extent reasonably practicable, uninterrupted), but will be paid to his beneficiary or beneficiaries, subject to the other provisions of this Agreement. In no event will (i) the sum of (A) the aggregate amount paid to all beneficiaries by reason of this paragraph 5 and (B) the amount of any benefits paid to the Employee before his death exceed (ii) the amount of benefits which would have been paid to the Employee had he lived.

          (b) The Employee may, by written notice to the Company, designate a beneficiary or beneficiaries (including a trust or trusts) to receive any benefits due under subparagraph (a) above and the proportionate share to be paid to each beneficiary if he designates more than one. If he designates only one beneficiary, he may designate a contingent beneficiary. Any installments payable will be paid to his beneficiary or beneficiaries as provided in subparagraph (a) above. If he has designated more than one beneficiary, the installments will be divided among the beneficiaries in any proportions designated by the Employee, and equally if no proportions have been designated. If more than one beneficiary has been designated, and a beneficiary dies, any remaining payments due to the deceased beneficiary will thereafter be divided equally among the surviving beneficiaries. If only one beneficiary has been designated and that beneficiary dies, any remaining installments will be paid to the contingent beneficiary. If, after the Employee has died and the Company is ready to begin payment of benefits hereunder, there is no living beneficiary or contingent beneficiary, the benefits will be paid to the Employee’s estate, provided there is one or more living individual beneficiary of such estate. If a beneficiary or contingent beneficiary who has begun to receive payments after the death of the Employee dies and there is no remaining beneficiary or contingent beneficiary, any remaining installments will be paid to such deceased beneficiary’s estate, provided that there is one or more living individual beneficiary of such estate.

6. Change of Control.

          In the event of a “Change of Control”, the Employee shall, notwithstanding any other provision of this Agreement, be paid, immediately after the Change of Control and regardless of age, a lump-sum payment equal to the present value (computed using the interest assumption stated in paragraph 1) of the unreduced Normal Benefit that would be payable to the Employee upon retirement on or after age sixty-five under paragraph 1.

For purposes of this Agreement, a “Change in Control”shall be deemed to have occurred if and when:

(a) The Company ceases to be a publicly-owned corporation having at least 500 stockholders; or

(b) there occurs any event or series of events that would be required to be reported in response to Item 1(a) of a Form 8-K filed under the Securities Exchange Act of 1934 (the “Exchange Act”); or

          (c) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company will be controlled by another corporation or other entity; provided, however, that for purposes of this paragraph (c), (i) if such an agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured and, (ii) if the voting shareholders of such other corporation or entity shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a “Change in Control”; or

          (d) any Person (excluding the Employee) becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Common Stock (excluding Special Common Stock) of the Company; or

          (e) during any period of 24 consecutive months, commencing after the effective date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company’s Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of (i) the directors then in office who were directors at the beginning of the 24-month period, or (ii) the directors specified in clause (i) plus directors whose election has been so approved by directors specified in clause (i).

For the purposes of this Agreement, “Person”shall have the same meaning used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934.

7. Review of Benefits.

          The amount of the benefits payable under this Agreement will be reviewed by the Board of Directors or the Committee once during every third calendar year. If the Board of Directors or the Committee determines that the benefits provided for hereunder are, for any reason, insufficient, it may increase the amounts of such benefits.

8. Forfeiture for Competition.

          Anything to the contrary herein notwithstanding, the Employee shall not, without the written consent of the Company, act as an employee, director or partner in any business in competition with the Company or any of its subsidiaries within a period of 180 months after his termination of service with the Company. If the Employee acts in violation of the terms of this paragraph, the Company may, in the sole discretion of its Board of Directors, treat the Employee as having forfeited any benefits otherwise due under this Agreement, and no amounts shall at any time thereafter be payable to the Employee or any other person under this Agreement.

9. Arbitration of Disputes.

          Any dispute between the Company and the Employee or any beneficiary as to the proper interpretation or application of any provision of this Agreement will be referred for decision to three arbitrators: one will be selected by the Company, one will be selected by the Employee (or the beneficiary or beneficiaries with whom the dispute exists), and the third will be selected by the other two arbitrators so selected. A decision of the majority of the arbitrators will be final and binding upon all parties.

10. Effect on Employment Relationship.

          Except for the right to receive payment of the benefits provided for herein (subject to the terms hereof) neither this Agreement nor any modification hereof will be construed as giving to the Employee or any other person any legal or equitable rights against the Company or any subsidiary of the Company, or against any officer or director of the Company or of any subsidiary of the Company. The Agreement does not give the Employee any right to be retained as an employee of the Company or any subsidiary thereof, and the Employee will be subject to discharge to the same extent as if the Agreement had never been executed.

11. Effect on Other Compensation.

          The benefits provided hereunder are in addition to the Employee’s regular compensation and do not affect the Employee’s right to participate in any other deferred compensation arrangement or retirement plan which is now in effect or which may be adopted by the Company in the future.

12. Rights of Employee and Other Persons.

          Any rights accruing to the Employee or any other person under this Agreement are solely those of an unsecured general creditor of the Company. Nothing contained in the Agreement and no action taken pursuant to its provisions will create or be construed to create a trust, pledge or fiduciary relationship between the Company, the Board of Directors of the Company or the Committee and the Employee or any other person. Nothing herein will be construed to require that any fund be maintained or any amount be segregated for the Employee’s benefit.

          The rights hereunder of the Employee or any other person will not be alienable by such Employee or other person by assignment or by any other method and will not be subject to being taken by creditors in any process.

          The terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and the Employee and his beneficiaries, administrators and executors.

13. Severability.

          If any provision of this Agreement is held invalid or unenforceable, the other provisions will not be affected, and the Agreement will be construed and enforced as if the invalid or unenforceable provision had not been included.

14. Governing Law.

This Agreement will be construed, administered and enforced according to the laws of the State of Rhode Island.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.

NORTEK, INC.

By:
Richard J. Harris
Senior Vice President-Administration

Employee